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                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333- ) pertaining to the AmeriSource Corporation Employee Investment Plan, the Bergen Brunswig Pre-Tax Investment Retirement Account Plus Employer Contributions Plan, and the PharMerica, Inc. 401(k) Profit Sharing Plan of our report dated March 25, 2002, with respect to the financial statements and schedule of the Bergen Brunswig Pre-Tax Investment Retirement Account Plus Employer Contributions Plan included in the Plan's Annual Report (Form 11-K) for the year ended September 29, 2001, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

Orange County, California
April 9, 2002